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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                               (Amendment No. )*


                               NETRO CORPORATION
-----------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
-----------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   64114R109
                 --------------------------------------------
                                (CUSIP Number)


                                August 19, 1999
-----------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                               Page 1 of 4 pages

CUSIP No.       64114R109

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       VR Telecommunications GmbH & Co.
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              2,952,222
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH               0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH               2,952,222
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                         0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,952,222
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.6%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 4 pages

Item 1.

Name of Issuer:  Netro Corporation
Address of Issuer's Principal Office: 3860 North First Street,
                                      San Jose, CA 95134.
Telephone:  (408) 216 1500.

Item 2.

Name of Person Filing:  VR Telecommunications GmbH & Co.
Address of Principal Business Office:  Diekstraat 7,
                                       25870 Norderfriedrichskoog, Germany.
Title of Class of Securities:  Common Stock, par value $.001.
CUSIP Number:  64114R2 109.

Item 3.

Inapplicable

Item 4.    Ownership.

VR Telecommunications GmbH & Co. beneficially owns 2,952,222 Common Stock of the issuer.

VR Telecommunications GmbH & Co. beneficially owns 6.6% of the outstanding Common Stock of the issuer.

VR Telecommunications GmbH & Co. has sole voting and dispositive power over 2,952,222 Common Shares of the issuer, and no shares over which it has shared voting or dispositive powers.

Item 5.    Ownership of Five Percent or Less of a Class.

Inapplicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Inapplicable.

Item 8.    Identification and Classification of Members of the Group

Inapplicable.

Item 9.    Notice of Dissolution of a Group

Inapplicable.

Item 10.   Certification

Inapplicable.

                               Page 3 of 4 pages

Signature, on Behalf of VR Telecommunications GmbH & Co.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                Date:        February 11, 2000
                                             ---------------------------------
                                Signature:   /s/ Michael Steffan
                                             ---------------------------------
                                Name/Title:  Michael Steffan
                                             Chief Executive Officer
                                             ---------------------------------


                                Date:        February 11, 2000
                                             ---------------------------------
                                Signature:   /s/ Helmut Rundmann
                                             ---------------------------------
                                Name/Title:  Helmut Rundmann
                                             Chief Executive Officer
                                             ---------------------------------


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See U.S.C.1001).

                               Page 4 of 4 pages